Exhibit 4.1

Woodside Agency Services, LLC
25 Mall Road
Burlington, MA  01803

April 12, 2010

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio  43017
Attention:  President

Re:  Short-Term Working Capital Loan

Ladies and Gentlemen:

We refer to the Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended, restated or otherwise modified and in effect from time to time, the “Securities Purchase Agreement”), among National Investment Managers Inc. (the “Company”), Woodside Capital Partners IV, LLC (“Woodside IV”), Woodside Capital Partners IV QP, LLC (“Woodside IV QP”), Woodside Capital Partners V, LLC (“Woodside V”), as assignee of Lehman Brothers Commercial Bank, Woodside Capital Partners V QP, LLC (“Woodside V QP”), and together with Woodside IV, Woodside IV QP and Woodside V, collectively, the “Holders”), as assignee of Lehman Brothers Commercial Bank, and Woodside Agency Services, LLC, as collateral agent for the Holders (“Collateral Agent”).  Capitalized terms which are used in this letter without definition and which are defined in the Securities Purchase Agreement shall have the same meanings herein as in the Securities Purchase Agreement.  The Holders and the Collateral Agent shall be referred to herein collectively as “Woodside”.

Specified Defaults.

As you are aware, as a result of, among other things, the failure of the Company to comply with various financial covenants contained in the Securities Purchase Agreement and Section 10.1(f) of the Securities Purchase Agreement, certain Events of Default (hereinafter, the “Specified Defaults”) have occurred and are continuing under the Securities Purchase Agreement.  We note, and the Company hereby acknowledges, that the Holders are under no obligation to make additional loans or otherwise extend credit to the Company.

Request for Additional Loan.

The Company has notified Woodside that it requires assistance in funding certain short-term working capital needs (the “Short-Term Working Capital Needs”), and to that end has requested that the Holders advance to it an additional loan in the amount of $500,000.00.  Each of the Holders has determined in its sole discretion that it is in the best interests of such Holder to advance on the date hereof its pro rata share of a new loan to the Company, which new loan shall be in the aggregate principal amount of $500,000.00 (the “Short-Term Working Capital Loan”).  Notwithstanding anything to the contrary set forth in the Securities Purchase Agreement or the other Financing Agreements, the Company and Woodside hereby acknowledge and agree that the Short-Term Working Capital Loan shall be made under and pursuant to the Securities Purchase Agreement, shall constitute additional Obligations of the Company under the Securities Purchase Agreement, will be secured by the Collateral and subject and entitled to all rights, privileges, terms, conditions and covenants of the Financing Agreements and will be evidenced by Senior Secured Notes (each, a “2010 Note”) payable to each Holder.  The Company hereby agrees that the principal amount of the Short-Term Working Capital Loan, together with all accrued and unpaid interest, shall be due and payable in full in cash on May 15, 2010 (the “Maturity Date”).  The Company hereby further agrees that the principal amount of the Short-Term Working Capital Loan shall accrue interest (subject to the provisions of each 2010 Note) through the Maturity Date, at a rate of twelve percent (12%) per annum, payable pursuant to the terms set forth in each 2010 Note.  Should the Company fail to repay in full in cash the principal amounts owing under the 2010 Notes on or prior to the Maturity Date, then all overdue amounts shall thereafter accrue interest at a rate of eighteen percent (18%) per annum, payable pursuant to the terms set forth in each 2010 Note.  For the avoidance of doubt, payment of such increased interest rate shall not excuse or otherwise affect the Company’s obligation to repay the Short-Term Working Capital Loan in full in cash on the Maturity Date.

The Company hereby covenants that 100% of the proceeds of the Short-Term Working Capital Loan shall be used to fund the Short-Term Working Capital Needs.  Upon the Effective Date (as defined below), each of the Holders shall fund its pro rata share of the Short-Term Working Capital Loan pursuant to the wiring instructions set forth on Exhibit A hereto.

The parties hereto acknowledge and agree that this Agreement and each of the 2010 Notes shall constitute a “Financing Agreement” under and as defined in the Securities Purchase Agreement.  For the avoidance of doubt, from and after the Effective Date (as defined below), all references in the Securities Purchase Agreement to the defined term “Notes” shall also refer to the 2010 Notes.  Accordingly, the defined term “Notes” appearing in Section 1 of the Securities Purchase Agreement is hereby amended by deleting such definition in its entirety and inserting in lieu thereof the following:

“Notes.  Notes shall mean (a) the Senior Secured Notes of the Company aggregating up to $12,000,000 in principal amount issued pursuant to Section 2.1 hereof, (b), the 2010 Notes and (c) any other Notes transferred to any other holders pursuant to Section 15 hereof.

Additionally, Section 1 of the Securities Purchase Agreement is further amended by inserting the following new defined term in proper alphabetical order:

“2010 Notes.  2010 Notes shall mean those certain Senior Secured Notes of the Company issued pursuant to that certain letter agreement, dated as of April 12, 2010, by and among the Company, the Holders, the Guarantors and the Collateral Agent.”

Conditions to Effectiveness.

This agreement (this “Agreement”) shall be effective on the date (the “Effective Date”) on which each of the following conditions shall have been satisfied in full:

1.           This Agreement shall have been executed and delivered by the Company, each of the Guarantors, the Collateral Agent and each of the Holders.

2.           The Collateral Agent shall have received the 2010 Notes, duly executed by the Company.

3.           The Company shall have paid to the Collateral Agent, for the pro rata account of each of the Holders, a fee (the “Fee”) in an amount equal to $5,000, which Fee shall be fully-earned and payable in cash immediately upon the effectiveness hereof.

4.           The Collateral Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of the Company and each of its Subsidiaries as the Collateral Agent may require evidencing the identity, authority and capacity of each officer thereof authorized to take all actions on behalf of the Company and such Subsidiary in connection with this Agreement.

5.           The Collateral Agent shall have received such documents and certifications as the Collateral Agent may reasonably require to evidence that the Company and each of its Subsidiaries is duly organized or formed, and that the Borrower and each of its Subsidiaries is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

6.           The Company shall have reimbursed the Collateral Agent for all costs and expenses incurred in connection with the preparation of this Agreement and the 2010 Notes, including, without limitation, the fees of its legal counsel.

Representations and Warranties of the Company.

Except as set forth on Schedule A hereto, each of the representations and warranties of the Company set forth in Section 4 of the Securities Purchase Agreement shall be true and correct in all respects as of the Effective Date.

Miscellaneous.

The Company hereby acknowledges and agrees that Woodside expressly reserves and continues to reserve all of its rights and remedies under the Securities Purchase Agreement, the other related Financing Agreements and applicable law in respect of the Specified Defaults and any and all other existing or future Defaults or Events of Default under the Securities Purchase Agreement and the other Financing Agreements.  The Company further acknowledges and agrees that, (i) as a result of the continuance of any such Events of Default (including, without limitation, the Specified Defaults), Woodside may, in its sole and absolute discretion, proceed to enforce any and all of its rights under or in respect of the Securities Purchase Agreement, the other Financing Agreements and applicable law, (ii) the failure of Woodside to exercise any right or remedy shall not constitute a waiver of that or any other right or remedy, (iii) the acceptance by Woodside of any payment(s) in respect of any 2010 Note or the Short-Term Working Capital Loan shall not be deemed to constitute any agreement by Woodside to waive the demand for payment in full of any 2010 Note, the Short-Term Working Capital Loan or any other amounts due and owing under the Securities Purchase Agreement or any Financing Agreement and (iv) the making of the Short-Term Working Capital Loan shall not constitute a waiver of the Specified Defaults.

The Company and each Guarantor further acknowledges and agrees that: (a) it does not have any claim or cause of action against the Collateral Agent or any of the Holders (or any of their respective predecessors, directors, officers, employees, agents, affiliates or attorneys); (b) it does not have any offset right, counterclaim or defense of any kind against the Obligations or any portion thereof; and (c) the Collateral Agent and the Holders have heretofore properly performed and satisfied in a timely manner all of their respective obligations and commitments to the Company. The Collateral Agent and the Holders wish (and the Company and Guarantors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the rights, interests, security and/or remedies of the Collateral Agent, on behalf of the Holders, or the Holders. For and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Company and each Guarantor unconditionally and irrevocably releases, waives and forever discharges the Collateral Agent and the Holders, together with their respective predecessors, successors, assigns, subsidiaries, affiliates, agents and attorneys (collectively, the “Released Parties”), from the following (each a “Claim”): (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Released Parties to the Company or the Guarantors which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), which the Company or any Guarantor might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

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Very truly yours,

WOODSIDE AGENCY SERVICES, LLC,
as Collateral Agent

By:	Woodside Capital Management, LLC, its Manager

By	: /s/ Daphne Firth
Name: Daphne Firth
Title: EVP

HOLDERS:

WOODSIDE CAPITAL PARTNERS IV, LLC

By:    Woodside Opportunity Partners, LLC, its Manager
By:   Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne Firth
Name: Daphne Firth
Title: EVP

WOODSIDE CAPITAL PARTNERS IV QP, LLC

By:    Woodside Opportunity Partners, LLC, its Manager
By:   Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne Firth
Name: Daphne Firth
Title: EVP

WOODSIDE CAPITAL PARTNERS V, LLC

By:    Woodside Opportunity Partners, LLC, its Manager
By:   Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne Firth
Name: Daphne Firth
Title: EVP

WOODSIDE CAPITAL PARTNERS V QP, LLC

By:    Woodside Opportunity Partners, LLC, its Manager
By:   Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne Firth
Name: Daphne Firth
Title: EVP

ACCEPTED AND AGREED:

NATIONAL INVESTMENT MANAGERS INC.

By	: /s/ Steven J. Ross
Name: Steven J. Ross
Title: Chief Executive Officer

RATIFICATION OF GUARANTEES

Each of the undersigned Guarantors hereby consents to the foregoing Agreement, joins the above Agreement for the purpose of consenting to and being bound by the provisions thereof, and ratifies and confirms its respective obligations under (i) that certain Guaranty, dated as of November 30, 2007 (as amended, restated, or otherwise modified and in effect from time to time), by ABR ADVISORS, INC., ASSET PRESERVATION CORP., BENEFIT DYNAMICS, INC., BENEFIT MANAGEMENT INC., BPI/PPA, INC., CIRCLE PENSION, INC., COMPLETE INVESTMENT MANAGEMENT, INC. OF PHILADELPHIA, HADDON STRATEGIC ALLIANCES, INC., LAMORIELLO & CO., INC., NATIONAL ACTUARIAL PENSION SERVICES, INC., NATIONAL ASSOCIATES, INC., N.W., PENSION ADMINISTRATION SERVICES, INC., PENTEC, INC., PENTEC CAPITAL MANAGEMENT, INC., SOUTHEASTERN PENSION SERVICES, INC., STEPHEN H. ROSEN & ASSOCIATES, INC., THE PENSION ALLIANCE, INC., VALLEY FORGE ENTERPRISES, LTD., V.F. ASSOCIATES, INC., VF INVESTMENT SERVICES, CORP. and VALLEY FORGE CONSULTING CORPORATION in favor of the Collateral Agent, (ii) that certain Guaranty, dated as of April 4, 2008 (as amended, restated or otherwise modified and in effect from time to time), by CALIFORNIA INVESTMENT ANNUITY SALES, INC. in favor of the Collateral Agent, (iii) that certain Guaranty, dated as of June 30, 2008 (as amended, restated or otherwise modified and in effect from time to time), by ALASKA PENSION SERVICES, INC. in favor of the Collateral Agent, (iv) that certain Guaranty, dated as of July 16, 2008 (as amended, restated or otherwise modified and in effect from time to time), by ALAN N. KANTER & ASSOCIATES, INC. in favor of the Collateral Agent, (v) that certain Guaranty, dated as of October 1, 2008 (as amended, restated or otherwise modified and in effect from time to time), by PENSION TECHNICAL SERVICES, INC. in favor of the Collateral Agent, and (vi) that certain Guaranty, dated as of November 26, 2008 (as amended, restated or otherwise modified and in effect from time to time), by THE PENSION GROUP, INC. in favor of the Collateral Agent,.

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Guarantors

ABR ADVISORS, INC.
ALAN N. KANTER & ASSOCIATES, INC.
ALASKA PENSION SERVICES, INC.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CALIFORNIA INVESTMENT ANNUITY SALES, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT MANAGEMENT, INC. OF PHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSION SERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES, INC.
PENSION TECHNICAL SERVICES, INC.
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES, INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
THE PENSION GROUP, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
VF INVESTMENT SERVICES, CORP.
VALLEY FORGE CONSULTING CORPORATION

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: Chief Executive Officer

SCHEDULE A

Exceptions to Representations and Warranties
as of the Effective Date

1.	The Company has failed to comply with the Minimum EBITDA covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for the periods ending September 30, 2009 and December 31, 2009;

2.
The Company has failed to comply with the Maximum Leverage Ratio covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for the periods ending September 30, 2009 and December 31, 2009;

3.
The Company has failed to comply with the Fixed Charge Coverage Ratio covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for the periods ending September 30, 2009 and December 31, 2009;

4.
The Company has failed to comply with Section 10.1(f) of the Securities Purchase Agreement due to the occurrence of certain “Events of Default” under the Senior Loan Agreement and the other Senior Documents; and

5.
The Company anticipates that one or more Events of Default may occur during the Forbearance Period (as defined below) with respect to the various covenants set forth on Schedule 7.6 to the Securities Purchase Agreement and under Section 10.1(f) of the Securities Purchase Agreement.